Exhibit 4.1

EXECUTION VERSION

FIFTH AMENDMENT TO MASTER INDENTURE

This FIFTH AMENDMENT TO MASTER INDENTURE, dated as of May 22, 2008 (this “Amendment”), is entered into between:  (i) GE Capital Credit Card Master Note Trust, a Delaware statutory trust (the “Issuer”); and (ii) Deutsche Bank Trust Company Americas, as indenture trustee under the Indenture referred to below (in such capacity, the “Indenture Trustee”).

BACKGROUND

1.             The Indenture Trustee and the Issuer are parties to the Master Indenture, dated as of September 25, 2003, and as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, among the Indenture Trustee, the Issuer and certain other parties, the Second Amendment to Master Indenture, dated as of June 17, 2004, between the Issuer and the Indenture Trustee, the Third Amendment to Master Indenture, dated as of August 31, 2006, between the Issuer and the Indenture Trustee and the Fourth Amendment to Master Indenture, dated as of June 28, 2007, between the Issuer and the Indenture Trustee (as amended, the “Indenture”).

2.             The Indenture Trustee and the Issuer desire to amend the Indenture as set forth herein.

AMENDMENTS

The parties hereto agree as follows:

SECTION 1.  DEFINITIONS.  As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined and (b) capitalized terms not so defined shall have the meanings set forth in the Indenture as amended hereby.

SECTION 2.  AMENDMENTS TO INDENTURE.

(a) The definitions of “FDIC” and “Servicer Guaranty” in Section 1.1 of the Indenture shall be deleted.

(b) The first sentence of the second paragraph of Section 8.4(a) of the Indenture shall be amended by removing the following phrases where they appear therein:

(i) “(or, so long as the Servicer Guaranty remains in effect, GE Capital)”; and

(ii) “and has deposit insurance as required by law and by the FDIC”.

SECTION 3.  EFFECTIVENESS.  This Amendment shall become effective as of the date first written above; provided that (i) each of the Indenture Trustee and the Issuer shall have executed a counterpart of this Amendment, (ii) the Rating Agency Condition shall have been satisfied, and (iii) the Issuer shall have delivered to the Indenture Trustee (x) an Officer’s Certificate to the effect that all requirements for such Amendment contained in the Indenture have been met and the Issuer reasonably believes that such action will not result in an Adverse Effect and (y) a Tax Opinion.  The Issuer shall provide written notice to the Indenture Trustee upon satisfaction of the conditions in the preceding sentence.

SECTION 4.  BINDING EFFECT; RATIFICATION.  (a)    On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Indenture and (ii) each reference in the Indenture to “this Agreement”, “this Indenture”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Indenture, shall mean and be a reference to such Indenture as amended hereby.

(b)           Except as expressly amended hereby, the Indenture shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.

SECTION 5.  NO RECOURSE.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by BNYM (Delaware), not individually or personally but solely as trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by BNYM (Delaware) but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on BNYM (Delaware), individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNYM (Delaware) be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or any other related documents.

SECTION 6.  MISCELLANEOUS.  (a) THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARDING TO THE CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)           Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c)           This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Executed counterparts may be delivered electronically.

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IN WITNESS WHEREOF, the parties have executed this Amendment by their respective officers thereunto duly authorized as of the date first above written.

GE CAPITAL CREDIT CARD MASTER NOTE TRUST

By: BNYM (Delaware), not in its individual capacity but
solely on behalf of the Issuer

By:	/s/ James Ambagis

Name: James Ambagis

Title: Assistant Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as
Indenture Trustee

By:	/s/ Michele Hy Voon

Name: Michele Hy Voon

Title: Attorney-in-fact

By:	/s/ Dorit Ritter-Haddad

Name: Dorit Ritter-Haddad

Title: Attorney-in-fact